Exhibit 99.1

1515 Wynkoop Street Suite #200 Denver, CO 80202 (303) 951-7920

FOR IMMEDIATE RELEASE

Contact: MDC GROUP Investor Relations: David Castaneda 262-377-2445	Media Relations: Susan Roush 818-222-8330

RECOVERY ENERGY REPORTS FIRST QUARTER FINANCIAL RESULTS
AND PROVIDES OPERATIONS UPDATE

MAY 10, 2012 – Denver, CO –  Recovery Energy, Inc. (NASDAQ: RECV), an independent exploration and production oil company with operations and assets in the Denver-Julesburg (DJ) Basin, reported its financial results for the quarter ended March 31, 2012, and provided an operations update.

“During the first quarter we secured the financing to commence our 2012 3D seismic and conventional drilling program. We drilled our first two wells during April and expect to have production results later this month. Our plans call for this program to be ongoing and expect to spud additional conventional wells prior to the end of the second quarter,” said Roger A. Parker, Chairman and CEO of Recovery Energy. “We have also agreed to participate in the drilling of three horizontal wells targeting the Niobrara formation that will spud this month in the Wattenberg area.”

First Quarter Operations Highlights

•
Wilke Prospect Area: Recovery Energy ran additional 3D seismic over the Wilke Prospect Area in an effort to better delineate the Wykert and “J” sandstones. Based on 3D interpretation, the Company estimates there could be 10 to 12 locations on its leasehold in this prospect area. In April, Recovery Energy drilled the Lukassen 44-7 to a total depth of 8,700 feet and has run production casing. The Company has begun the completion process.  It expects to have results by the end of May. The Company owns a 100% working interest and a 78% net revenue interest in the Lukassen 44-7 well.

•
Pine Bluffs Prospect Area: Recovery Energy drilled the Hanson 42-26 to a total depth of 7,800 feet, immediately after drilling the Lukassen 44-7. The Company has also run production casing on this well and begun completion activities in the “J” sand. The Company expects to have well results by the end of May. The Company owns a 100% working interest and an 80% net revenue interest.

•
Wattenberg Area: The Company recently agreed to participate in the drilling of three horizontal wells with Noble Energy as operator. The first of these wells has been spud and the three wells are expected to be drilled consecutively. The three wells to be drilled by Noble Energy are SLW State PC BB18-65HN, SLW State PC BB18-67HN, and Vince State B13-63HN. Recovery Energy owns 8.78%, 7.5%, and 2.4% working interests, respectively.

1515 Wynkoop Street Suite #200 Denver, CO 80202 (303) 951-7920

First Quarter Financial Results

For the quarter ended March 31, 2012 the Company reported oil and gas revenues of $1.68 million compared to $1.91 million in 2011, a 12% decrease. Net loss for the three months ended March 31, 2012 was $7.128 million compared to a net loss of $3.743 million in 2011. EBITDAX for the first quarter ended 2012 was $(0.249) million compared to $0.176 million in the first quarter of 2011.

The net loss for the quarter ended March 31, 2012 includes a charge for impairment of assets of $3.274 million.  The net loss also reflects expenses attributable to non-cash stock compensation, and other net non-cash charges for depreciation, depletion, and amortization and derivative gains and losses of $2.528 million. The calculation of EBITDAX excludes these non-cash items and is not a measure of financial performance under GAAP, as described below.

The Company's production volume on a BOE basis decreased 24% to 19,291 BOE during the first quarter of 2012 from 25,328 BOE in the first quarter of 2011. This decrease was primarily due to an extended shut-in period during the first quarter for some wells requiring additional water disposal capability.  This issue was addressed during the first quarter and should not have a negative impact on future quarters.  The reduction in production volumes was partially offset by price increases during the first quarter of 2012 compared to the first quarter of 2011. The Company’s average oil price increased to $95.97 per barrel in the first quarter of 2012, compared to $86.49 per barrel in the first quarter of 2011, an 11% increase.

About Recovery Energy, Inc.

Recovery Energy, Inc. (RECV) is a Denver-based independent oil and gas exploration and production company focused on the Denver-Julesburg (DJ) Basin where it holds approximately 140,000 gross, 125,000 net acres. Recovery Energy’s focus is to grow reserves and production through a combination of acquisitions and conventional and unconventional drilling activity, targeting the various hydrocarbon bearing formations that produce in the Denver-Julesburg Basin.

This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission (the "SEC"), including statements, without limitation, regarding the Company’s expectations, beliefs, intentions or strategies regarding the future. Such forward-looking statements relate to, among other things the Company's: (1) proposed exploration and drilling operations, (2) expected production and revenue, and (3) estimates regarding the reserve potential of its properties. These statements are qualified by important factors that could cause the Company’s actual results to differ materially from those reflected by the forward-looking statements. Such factors include but are not limited to: (1) the Company’s ability to finance its the continued exploration and drilling operations, (2) positive confirmation of the reserves, production and operating expenses associated with the Company's properties; and (3) the general risks associated with oil and gas exploration and development, including those risks and factors described from time to time in the Company’s reports and registration statements filed with the SEC.

1515 Wynkoop Street Suite #200 Denver, CO 80202 (303) 951-7920

RECOVERY ENERGY, INC.
CONSOLIDATED BALANCE SHEETS

	March 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash	$1,168,487	$2,707,722
Restricted cash	1,055,815	932,165
Accounts receivable	1,296,514	2,227,466
Prepaid assets	167,026	75,376
Total current assets	3,687,842	5,942,729

Oil and gas properties (full cost method), at cost:
Unevaluated properties	43,259,533	45,697,481
Evaluated properties	37,627,549	32,113,143
Wells in progress	4,134,168	6,425,509
Total oil and gas properties, at cost	85,021,250	84,236,133

Less accumulated depreciation, depletion and amortization	(16,340,832)	(12,099,098)
Net oil and gas properties, at cost	68,680,418	72,137,035

Other assets:
Office equipment, net	101,768	106,286
Prepaid advisory fees	241,147	574,160
Deferred financing costs	1,711,692	2,341,595
Restricted cash and deposits	186,147	186,055
Total other assets	2,240,754	3,208,096

Total Assets	$74,609,014	$81,287,860

1515 Wynkoop Street Suite #200 Denver, CO 80202 (303) 951-7920

RECOVERY ENERGY, INC.
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2012	2011

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,284,956	$2,050,768
Commodity price derivative liability	180,000	75,609
Related party payable	-	16,475
Accrued expenses	1,668,381	1,354,204
Short-term notes payable	804,043	1,150,967
Total current liabilities	3,937,380	4,648,023

Asset retirement obligation	624,780	612,874
Term-notes payable	19,906,761	20,129,670
Convertible notes payable, net of discount	5,929,853	4,929,068
Convertible notes conversion derivative liability	1,100,000	1,300,000
Total long-term liabilities	27,561,394	26,971,612
Total liabilities	31,498,774	31,619,635

Commitments and contingencies	-	-
Preferred stock, 10,000,000 authorized, none issued and outstanding as of December 31, 2011 and 2010.	-	-
Common stock subject to redemption rights, $0.0001 par value; 0 and 10,625 shares issued and outstanding as of December 31, 2011 and December 31, 2010, respectively	-	-
Common Stock, $0.0001 par value: 100,000,000 shares authorized; 17,557,711 and 17,436,825 shares issued and outstanding (excluding 0 and 10,625 shares subject to redemption) as of March 31, 2012 and December 31, 2011, respectively	1,755	1,744
Additional paid-in capital	118,715,934	118,146,119
Accumulated deficit	(75,607,449)	(68,479,638)
Total shareholders' equity	43,110,240	49,668,225
Total liabilities and shareholders' equity	$74,609,014	$81,287,860

1515 Wynkoop Street Suite #200 Denver, CO 80202 (303) 951-7920

RECOVERY ENERGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ending March 31,
	2012	2011
Revenues:
Oil sales	$1,547,763	$1,801,814
Gas sales	129,676	108,829
Operating fees	43,833	8,228
Realized losses on price hedges	(60,912)	(167,284)
Unrealized losses price hedges	(104,391)	(477,912)
Total revenues	1,555,969	1,273,675

Costs and expenses:
Production costs	367,526	446,985
Production taxes	192,858	202,299
General and administrative	2,022,263	1,600,594
Depreciation, depletion, accretion, and amortization	984,090	1,075,930
Impairment of evaluated properties	3,274,718	-
Total costs and expenses	6,841,455	3,325,808

Loss from operations	(5,285,486)	(2,052,133)

Other income	417	1,115
Convertible notes conversion derivative gain	290,164	-
Interest expense	(2,132,906)	(1,692,169)
Net loss	$(7,127,811)	$(3,743,187)

Earnings per common share
Basic and diluted	$(0.41)	$(0.25)
Weighted average shares outstanding:
Basic and diluted	17,517,242	14,778,207

1515 Wynkoop Street Suite #200 Denver, CO 80202 (303) 951-7920

RECOVERY ENERGY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ending March 31,
	2012	2011

Cash flows used by operating activities:
Net loss	$(7,127,811)	$(3,743,187)
Adjustments to reconcile net loss to net cash provided by operating activities:
Amortization of stock issued for services	333,013	126,483
Share based compensation	340,215	546,530
Impairment of evaluated properties	3,274,718	-
Change in fair value of commodity price derivative	104,391	477,912
Change in fair value of convertible debentures conversion derivative	(290,164)	-
Amortization of deferred financing costs and issuance of stock for convertible debentures interest	1,286,331	837,376
Depreciation, depletion, and amortization and accretion of asset retirement obligation	984,090	1,075,930
Changes in operating assets and liabilities:
Accounts receivable	(512,900)	(788,431)
Other assets	(91,651)	(83,072)
Accounts payable and other accrued expenses	(537,505)	(52,464)
Restricted cash	(123,650)	(848,280)
Related party payable	(16,474)	10,998
Net cash used in operating activities	(2,377,397)	(2,440,205)

Cash flows provided by (used in) investing activities:
Additions of evaluated properties and equipment (net of purchase price adjustment)	(369,163)	-
Acquisition of unevaluated properties	-	(8,416,874)
Sale of unevaluated properties	1,443,852	-
Investment in operating bonds	(92)	(69)
Drilling capital expenditures	(415,954)	(2,281,487)
Additions of office equipment	(649)	(13,472)
Net cash provided by (used in) investing activities	657,994	(10,711,902)

Cash flows from financing activities:
Proceeds from sale of common stock, units and exercise of warrants	-	2,129,801
Net change in debts	(569,832)	(395,098)
Proceeds from debts	750,000	8,000,000
Net cash provided by financing activities	180,168	9,734,703

Net increase in cash and cash equivalents	(1,539,235)	(3,417,404)
Cash and cash equivalents, beginning of period	2,707,722	5,528,744
Cash and cash equivalents, end of period	$1,168,487	$2,111,340

1515 Wynkoop Street Suite #200 Denver, CO 80202 (303) 951-7920

EBITDAX

"EBITDAX" means, for any defined period, the sum of net income for the period plus the following expenses, charges or income, in each case, to the extent deducted from or added to net income in the period: interest, income taxes, depreciation, depletion, amortization, accretion, unrealized losses from financial derivatives, share based compensation, impairment of evaluated properties and other similar non-cash charges, minus all non-cash income (without limitation) income from unrealized financial derivatives, added to net income. EBITDAX is used as a financial measure by Recovery Energy's management team and by other users of its financial statements to analyze such things as:

•	Recovery Energy's operating performance and return on capital in comparison to those of other companies in its industry, without regard to financial or capital structure;

•	The financial performance of the company's assets and valuation of the entity, without regard to financing methods, capital structure or historical cost basis;

•	Recovery Energy's ability to generate cash sufficient to pay interest costs, support its indebtedness; and

•	The viability of acquisitions and capital expenditure projects and the overall rates or return on alternative investment opportunities.

EBITDAX is not a calculation based on GAAP financial measures and should not be considered as an alternative to net income (loss) in measuring the Company's performance, nor used as an exclusive measure of cash flow, because it does not consider the impact of working capital growth, capital expenditures, debt principal reductions, and other sources and uses of cash, which are disclosed in the company's statements of cash flows.

Recovery Energy has reported EBITDAX because it is a financial measure used by its existing commercial lenders, and because this measure is commonly reported and widely used by investors as an indicator of a company's operating performance and ability to incur and service debt. You should carefully consider the specific items included in the Company's computations of EBITDAX. While Recovery Energy has disclosed its EBITDAX to permit a more complete comparative analysis of its operating performance and debt servicing ability relative to other companies, you are cautioned that EBITDAX as reported by the Company may not be comparable in all instances to EBITDAX as reported by other companies. EBITDAX amounts may not be fully available for management's discretionary use, due to requirements to conserve funds for capital expenditures, debt service and other commitments.

Recovery Energy believes that EBITDAX assists its lenders and investors in comparing a company's performance on a consistent basis without regard to certain expenses, which can vary significantly depending upon accounting methods. Because the Company may borrow money to finance its operations, interest expense is a necessary element of its costs and ability to generate cash available for distribution. Because Recovery Energy uses capital assets, depreciation and amortization are also necessary elements of its costs. Additionally, the company may, at some point, be required to pay federal and state taxes, which are necessary elements of its costs. Therefore, any measures that exclude these elements have material limitations.

To compensate for these limitations, Recovery Energy believes it is important to consider both net income (loss) determined under GAAP and EBITDAX to evaluate its performance.

1515 Wynkoop Street Suite #200 Denver, CO 80202 (303) 951-7920

The following table presents a reconciliation of the company's net (loss) to its EBITDAX for March 31, 2012 and March 31, 2011:

RECOVERY ENERGY, INC.
Reconciliation of Net loss to EBITDAX

	Three Months Ending March 31,
	2012	2011
Net Loss	$(7,127,811)	$(3,743,187)

Interest expense (1)	2,132,906	1,692,169
Depreciation, depletion, amortization and accretion	984,090	1,075,930
Changes in the fair value of commodity price derivatives	104,391	477,912
Change in fair value of convertible notes conversion derivative	(290,164)	-
Impairment of evaluated properties	3,274,718	-

Amortization of stock issued for services and share based compensation	673,228	673,013
EBITDAX	$(248,642)	$175,837

(1) Interest expense for the years ending March 31, 2012 and March 31, 2011 includes non-cash items for both interest paid by common stock, of $229,612 and $0, and non-cash items for amortization of deferred financing costs, of $1,056,719 and $837,376, respectively.